NEWS RELEASE
FORWARD AIR CORPORATION REPORTS
FIRST QUARTER 2013 RESULTS

GREENEVILLE, Tenn.- (BUSINESS WIRE) - April 18, 2013 - Forward Air Corporation (NASDAQ:FWRD) today reported revenue, operating income, net income and diluted earnings per share for the three months ended March 31, 2013.

Operating revenue for the three months ended March 31, 2013 increased 3.3% to $141.6 million from $137.1 million for the same quarter in 2012. Income from operations was $15.8 million, compared with $16.8 million in the prior-year quarter. As a percent of operating revenue, income from operations was 11.2%, compared with 12.3% in the same quarter last year. Net income during the period increased to $10.9 million from $10.3 million in the prior-year quarter. Income per diluted share for the first quarter of 2013 was $0.36 compared with $0.35 in the prior-year quarter.

Bruce A. Campbell, Chairman, President, and CEO, commenting on the first quarter said, “The first quarter proved to be a more challenging operating environment than we originally expected. Airport-to-airport volumes, which were up slightly at the beginning of the period, did not show their typical end-of-quarter strength. Beyond a continued weakness in the overall macroeconomic environment, we were challenged by consistently harsh weather throughout the quarter as well as increased irrational pricing from our competition.”

Turning to the Forward Air Solutions business segment, Mr. Campbell said, “We had another good quarter of new business wins. With the associated early quarter start-up costs behind us, Solutions made money in March. We will have additional new business come on line in the second quarter. Overall, we anticipate Solutions to be profitable in the second quarter and for the balance of the year.”

Commenting on the March 4, 2013 acquisition of Total Quality, Inc. (TQI), Mr. Campbell said, “Since the successful close of TQI in early March, our team has been busy with its integration. While we will be quick to take advantage of obvious cost reduction opportunities, the real benefit will come once we have completed implementation of a new operating system. Without regard to the approximately $0.02 per share in transaction costs included in Forward Air, Inc.'s operating results, we were pleased to see TQI post a small profit for the abbreviated March period.”

In closing, Mr. Campbell said, “As always, I would like to thank the Forward Air team of employees and independent contractors for their dedication and hard work. Without them, these results would have not been possible.”

Commenting on the Company's guidance for the second quarter, Rodney L. Bell, Senior Vice President and CFO said, “We anticipate that our second quarter 2013 revenues will increase in the range of 12% to 18% over the comparable 2012 period. We estimate that approximately 9% of that growth will result from the TQI acquisition. We expect income per diluted share to be between $0.51 and $0.55 per share. This compares to $0.48 per share in the second quarter of 2012.”

Review of Financial Results

Forward Air will hold a conference call to discuss first quarter 2013 results on Friday, April 19, 2013 at 9:00 a.m. EDT. The Company's conference call will be available online at www.forwardair.com or by dialing 800-553-5275. A replay of the conference call will be available at www.forwardair.com beginning shortly after the completion of the live call.

About Forward Air Corporation

Forward Air Corporation operates three business segments, Forward Air, Inc., Forward Air Solutions, Inc. and Total Quality, Inc.
Forward Air, Inc. is a high-service-level contractor to the air cargo industry providing time-definite ground transportation services through a network of 88 terminals located on or near major airports in the United States and Canada. It provides these services as a cost-effective alternative to air transportation of cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional air freight or when air transportation is not economical.
Forward Air Solutions, Inc. is a provider of pool distribution services. Pool distribution involves the consolidation and shipment of several smaller less-than-truckload shipments to a common area or region. Once at the regional destination, the loads are deconsolidated, then grouped with other shipments with common delivery points, and delivered in a very precise, time-sensitive manner. Our pool distribution network consists of 24 terminals within the mid-Atlantic, Southeast, Midwest and Southwestern United States.
Total Quality, Inc. utilizes industry-leading temperature-controlled equipment, 24-hour monitoring and tracking technology and layered security features to provide our customers with the highest level of service. In addition to our core pharmaceutical services, we provide truckload and less-than-truckload brokerage transportation services. Headquartered in central Michigan, we service the United States, Canada and Mexico.

Forward Air Corporation
Consolidated Statements of Comprehensive Income
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31, 2013	March 31, 2012
Operating revenue:
Airport-to-airport	$90,376	$90,627
Logistics	22,972	21,313
Other	6,142	6,202
Pool distribution	22,070	18,939
Total operating revenue	141,560	137,081

Operating expenses:
Purchased transportation
Airport-to-airport	36,559	36,758
Logistics	16,309	15,716
Other	1,735	1,598
Pool distribution	6,396	5,126
Total purchased transportation	60,999	59,198
Salaries, wages and employee benefits	33,952	33,174
Operating leases	7,044	7,106
Depreciation and amortization	5,186	5,121
Insurance and claims	2,660	2,798
Fuel expense	3,008	2,541
Other operating expenses	12,921	10,354
Total operating expenses	125,770	120,292
Income from operations	15,790	16,789

Other income (expense):
Interest expense	(128)	(51)
Other, net	32	17
Total other expense	(96)	(34)
Income before income taxes	15,694	16,755
Income taxes	4,839	6,482
Net income and comprehensive income	$10,855	$10,273

Net income per share:
Basic	$0.37	$0.36
Diluted	$0.36	$0.35
Weighted average shares outstanding:
Basic	29,511	28,692
Diluted	30,264	29,363

Dividends per share:	$0.10	$0.07

Forward Air Corporation
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	March 31, 2013	December 31, 2012 (a)
Assets
Current assets:
Cash and cash equivalents	$71,630	$112,182
Accounts receivable, net	78,092	75,262
Other current assets	14,796	10,952
Total current assets	164,518	198,396

Property and equipment	254,066	239,138
Less accumulated depreciation and amortization	107,439	105,581
Net property and equipment	146,627	133,557
Goodwill and other acquired intangibles:
Goodwill	87,860	43,332
Other acquired intangibles, net of accumulated amortization	44,651	22,102
Total net goodwill and other acquired intangibles	132,511	65,434
Other assets	2,550	1,800
Total assets	$446,206	$399,187

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,285	$11,168
Accrued expenses	18,131	16,476
Current portion of debt and capital lease obligations	182	276
Total current liabilities	32,598	27,920

Debt and capital lease obligations, less current portion	37	58
Other long-term liabilities	9,138	7,098
Deferred income taxes	23,986	12,440

Shareholders’ equity:
Common stock	300	292
Additional paid-in capital	86,393	64,644
Retained earnings	293,754	286,735
Total shareholders’ equity	380,447	351,671
Total liabilities and shareholders’ equity	$446,206	$399,187

(a) Taken from audited financial statements, which are not presented in their entirety.

Forward Air Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 31, 2013	March 31, 2012
Operating activities:
Net income	$10,855	$10,273
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,186	5,121
Share-based compensation	1,557	1,606
Loss on disposal of property and equipment	85	196
Provision for loss on receivables	301	110
Provision for revenue adjustments	499	427
Deferred income tax (benefit)	850	(804)
Tax benefit for stock options exercised	(2,238)	(204)
Changes in operating assets and liabilities
Accounts receivable	2,011	(2,491)
Prepaid expenses and other current assets	(730)	(925)
Accounts payable and accrued expenses	2,228	4,646
Net cash provided by operating activities	20,604	17,955

Investing activities:
Proceeds from disposal of property and equipment	164	205
Purchases of property and equipment	(12,182)	(13,098)
Acquisition of business, net of cash acquired	(45,219)	—
Other	(56)	(306)
Net cash used in investing activities	(57,293)	(13,199)

Financing activities:
Payments of debt and capital lease obligations	(20,228)	(136)
Proceeds from exercise of stock options	17,960	8,192
Payments of cash dividends	(2,967)	(2,034)
Cash settlement of share-based awards for minimum tax withholdings	(866)	(386)
Tax benefit for stock options exercised	2,238	204
Net cash (used in) provided by financing activities	(3,863)	5,840
Net (decrease) increase in cash	(40,552)	10,596
Cash at beginning of period	112,182	58,801
Cash at end of period	$71,630	$69,397

Forward Air Corporation
Segment Information
(In millions)
(Unaudited)
	Three months ended
	March 31,	Percent of	March 31,	Percent of		Percent
	2013	Revenue	2012	Revenue	Change	Change
Operating revenue
Forward Air	$116.1	82.0%	$118.4	86.4%	$(2.3)	(1.9)%
FASI	22.3	15.7	19.2	14.0	3.1	16.1
TQI	3.9	2.8	—	—	3.9	100.0
Intercompany eliminations	(0.7)	(0.5)	(0.5)	(0.4)	(0.2)	40.0
Total	141.6	100.0	137.1	100.0	4.5	3.3

Purchased transportation
Forward Air	52.6	45.3	54.3	45.9	(1.7)	(3.1)
FASI	6.8	30.5	5.3	27.6	1.5	28.3
TQI	2.2	56.4	—	—	2.2	100.0
Intercompany eliminations	(0.6)	85.7	(0.4)	80.0	(0.2)	50.0
Total	61.0	43.1	59.2	43.2	1.8	3.0

Salaries, wages and employee benefits
Forward Air	25.1	21.6	25.7	21.7	(0.6)	(2.3)
FASI	8.2	36.8	7.5	39.1	0.7	9.3
TQI	0.6	15.4	—	—	0.6	100.0
Total	33.9	23.9	33.2	24.2	0.7	2.1

Operating leases
Forward Air	5.1	4.4	5.1	4.3	—	—
FASI	2.0	9.0	2.0	10.4	—	—
TQI	—	—	—	—	—	—
Total	7.1	5.0	7.1	5.2	—	—

Depreciation and amortization
Forward Air	3.8	3.3	4.0	3.4	(0.2)	(5.0)
FASI	1.2	5.4	1.1	5.7	0.1	9.1
TQI	0.2	5.1	—	—	0.2	100.0
Total	5.2	3.7	5.1	3.7	0.1	2.0

Insurance and claims
Forward Air	1.9	1.6	2.1	1.8	(0.2)	(9.5)
FASI	0.7	3.1	0.7	3.6	—	—
TQI	0.1	2.6	—	—	0.1	100.0
Total	2.7	1.9	2.8	2.0	(0.1)	(3.6)

Fuel expense
Forward Air	1.0	0.9	1.1	0.9	(0.1)	(9.1)
FASI	1.6	7.2	1.4	7.3	0.2	14.3
TQI	0.4	10.3	—	—	0.4	100.0
Total	3.0	2.1	2.5	1.8	0.5	20.0

Other operating expenses
Forward Air	10.2	8.8	8.7	7.3	1.5	17.2
FASI	2.6	11.6	1.8	9.4	0.8	44.4
TQI	0.2	5.1	—	—	0.2	100.0
Intercompany eliminations	(0.1)	14.3	(0.1)	20.0	—	—
Total	12.9	9.1	10.4	7.6	2.5	24.0

Income (loss) from operations
Forward Air	16.4	14.1	17.4	14.7	(1.0)	(5.7)
FASI	(0.8)	(3.6)	(0.6)	(3.1)	(0.2)	33.3
TQI	0.2	5.1	—	—	0.2	100.0
Total	$15.8	11.2%	$16.8	12.3%	$(1.0)	(6.0)%

Forward Air Corporation
Forward Air Inc. Operating Statistics

	Three months ended
	March 31,	March 31,	Percent
	2013	2012	Change

Operating ratio	85.9%	85.3%	0.7%

Business days	63.0	64.0	(1.6)
Business weeks	12.6	12.8	(1.6)

Airport-to-airport:
Tonnage
Total pounds ¹	405,914	422,139	(3.8)
Average weekly pounds ¹	32,215	32,980	(2.3)

Linehaul shipments
Total linehaul	635,665	637,438	(0.3)
Average weekly	50,450	49,800	1.3

Forward Air Complete shipments	114,085	123,366	(7.5)
As a percentage of linehaul shipments	17.9%	19.4%	(7.7)

Average linehaul shipment size	639	662	(3.5)

Revenue per pound ²
Linehaul yield	$17.33	$16.89	2.0
Fuel surcharge impact	2.05	1.91	0.7
Forward Air Complete impact	2.94	2.70	1.1
Total airport-to-airport yield	$22.32	$21.50	3.8

Logistics:
Miles
Owner operator ¹	8,337	8,920	(6.5)
Third party ¹	3,520	3,687	(4.5)
Total Miles	11,857	12,607	(5.9)

Revenue per mile	$1.62	$1.69	(4.1)

Cost per mile	$1.19	$1.25	(4.8)%

¹ - In thousands
² - In cents per pound; percentage change is expressed as a percent of total yield.

Important Information

This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are statements other than historical information or statements of current condition and relate to future events or our future financial performance.  Some forward-looking statements may be identified by use of such terms as “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects” or “expects.”  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  The following is a list of factors, among others, that could cause actual results to differ materially from those contemplated by the forward-looking statements: economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, our inability to maintain our historical growth rate because of a decreased volume of freight moving through our network or decreased average revenue per pound of freight moving through our network, increasing competition and pricing pressure, surplus inventories, loss of a major customer, the creditworthiness of our customers and their ability to pay for services rendered, our ability to secure terminal facilities in desirable locations at reasonable rates, the inability of our information systems to handle an increased volume of freight moving through our network, changes in fuel prices, claims for property damage, personal injuries or workers' compensation, employment matters including rising health care costs, enforcement of and changes in governmental regulations, environmental and tax matters, the handling of hazardous materials, the availability and compensation of qualified independent owner-operators and freight handlers needed to serve our transportation needs and our inability to successfully integrate acquisitions.  As a result of the foregoing, no assurance can be given as to future financial condition, cash flows or results of operations. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-END-

CONTACT:
Forward Air Corporation
Rodney L. Bell, 423-636-7000
rbell@forwardair.com